AMENDMENT TO

MUTUAL FUND SERVICES AGREEMENT

FOR FUND ADMINISTRATION, FUND ACCOUNTING AND COMPLIANCE

SUPPORT SERVICES

This AMENDMENT TO MUTUAL FUND SERVICES AGREEMENT (“Amendment”) dated as of February 10, 2016, is by and between Spirit of America Investment Fund, Inc. (the “Company”) and Huntington Asset Services, Inc. (“HASI”).

W I T N E S S E T H:

WHEREAS, the Company and HASI are parties to that certain Mutual Fund Services Agreement dated September 1, 2012 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”); and

WHEREAS, HASI, an original party to the Agreement, was recently acquired by Ultimus Fund Solutions, LLC and, as a result, changed its legal name to Ultimus Asset Services, LLC (“UAS”);

WHEREAS, the Board of Directors of the Company approved the establishment of Class C Shares of each series of the Company, which Class C Shares is scheduled to commence operations on behalf of each series of the Company on or about February 29, 2016;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree that Exhibit A to the Agreement is hereby amended to include each class and each series of the Company, as set forth in Exhibit 1 attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ULTIMUS ASSET SERVICES, LLC
(f/k/a Huntington Asset Services, Inc.)
BY:	ULTIMUS FUND SOLUTIONS, LLC
ITS SOLE MEMBER

By:	/s/ Mark J. Seger
Name:	Mark J. Seger
Title:	President

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:	/s/ Alan P. Chodosh
Name:	Alan P. Chodosh
Title:	Treasurer

EXHIBIT 1

EXHIBIT A

To Mutual Fund Services Agreement

List of Portfolios

Spirit of America Real Estate Income and Growth Fund, Class A Shares and Class C Shares

Spirit of America Large Cap Value Fund, Class A Shares and Class C Shares

Spirit of America Municipal Tax Free Bond Fund, Class A Shares and Class C Shares

Spirit of America Income Fund, Class A Shares and Class C Shares

Spirit of America Income & Opportunity Fund, Class A Shares and Class C Shares

Spirit of America Energy Fund, Class A Shares and Class C Shares

This Exhibit A, amended as of February 10, 2016, is hereby incorporated and made part of the Mutual Fund Services Agreement for fund administration, fund accounting and compliance support services, between the Company and Ultimus Asset Services, LLC (formerly, Huntington Asset Services, Inc.), dated September 1, 2012, as amended (the “Agreement”), and replaces any and all prior versions of Exhibit A to the Agreement.